Exhibit 10.1

SECOND AMENDMENT
TO ABL CREDIT AGREEMENT
This SECOND AMENDMENT TO ABL CREDIT AGREEMENT (this “Amendment”), is made and entered into as of June 15, 2020, by and among Basic Energy Services, Inc., a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower party to the Amendment (collectively, the “Guarantors”), the financial institutions party to this Amendment (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as administrative agent for the Lenders (in such capacity, “Administrative Agent”), a Swing Line Lender and an L/C Issuer.
A.    The Borrower has entered into that certain ABL Credit Agreement, dated as of October 2, 2018 (as amended by that certain Limited Consent and First Amendment to ABL Credit Agreement dated as of March 9, 2020, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with the Lenders party thereto and the Administrative Agent;
B.    The Borrower wishes to (i) reduce the Aggregate Commitments from $120,000,000 to $75,000,000, (ii) make adjustments to the amounts of certain Availability thresholds and (iii) amend certain other provisions of the Credit Agreement, which the Administrative Agent and the Required Lenders are willing to do subject to the terms and conditions set forth herein.
C.    In consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Definitions. All terms used herein that are defined in the Credit Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
2.    Amendments.
(a)    New Definitions. Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions, in appropriate alphabetical order:
“Consolidated Cash Balance” means, at any time, the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties, net of and reduced by any checks or ACH payments drawn on the Loan Parties’ bank accounts that have been written or initiated by the Loan Parties at or before such time but have not been paid (it being understood that cash and Cash Equivalents of the Loan Parties that are subject to Account Control Agreements or Securities Accounts Control Agreements in favor of the Administrative Agent (other than Eligible Pledged Cash) shall not be deemed “restricted” under this definition unless Administrative Agent has exercised its right of exclusive control or other similar provision under such Account Control Agreements or Securities Accounts Control Agreements).
“Consolidated Cash Balance Threshold” means the sum of $20,000,000.
“Excess Cash” means, at any time, the amount of the Consolidated Cash Balance in excess of the Consolidated Cash Balance Threshold.

Exhibit 10.1

“Second Amendment Effective Date” means June 15, 2020.
(b)    Existing Definitions. Section 1.01 of the Credit Agreement is hereby amended by modifying the following existing definitions set forth therein as follows:
“Applicable Rate” means (i) from the Second Amendment Effective Date to July 1, 2020, 2.75% per annum for Base Rate Loans and 3.75% per annum for LIBOR Loans and Letter of Credit Fees and (ii) thereafter, the applicable percentage per annum set forth below for each fiscal quarter (each an “Applicable Quarter”) determined by reference to the average daily Availability as a percentage of the Borrowing Base during the fiscal quarter immediately preceding such Applicable Quarter (as to each Applicable Quarter, the “Reference Quarter”) as determined by the Administrative Agent based on the Borrowing Base Certificates delivered by the Borrower to the Administrative Agent:

Applicable Rate
Pricing Level	Average Daily Availability as a Percentage of the Borrowing Base	LIBOR Rate	Base Rate	Letter of Credit Fees
1	>66.66%	3.50%	2.50%	3.50%
2	≤ 66.66% but > 33.33%	3.75%	2.75%	3.75%
3	≤ 33.33%	4.00%	3.00%	4.00%

Any increase or decrease in the Applicable Rate for any Applicable Quarter resulting from a change in the average daily Availability for the applicable Reference Quarter shall become effective as of the first day of the first calendar month in the Applicable Quarter. If the Administrative Agent is unable to calculate average daily Availability for any Reference Quarter due to Borrower’s failure to deliver any Borrowing Base Certificate when required pursuant to Section 6.01(e), then, at the option of the Administrative Agent or the Required Lenders, Pricing Level 3 shall apply during the Applicable Quarter until the first day of the calendar month following delivery of such Borrowing Base Certificate.
“Availability Reserve” means the sum (without duplication) of (a) the Bank Product Reserve; (b) the Rent and Charges Reserve; (c) the Dilution Reserve; (d) all accrued Royalties, whether or not then due and payable by any Loan Party; (e) the aggregate amount of liabilities secured by Liens upon the Collateral that are senior to Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (f) such additional reserves, in such amounts and with respect to such matters (including deferred payroll taxes), as Administrative Agent in its Permitted Discretion may elect to impose from time to time; provided that unless an Event of Default exists and is continuing (in which case no notice shall be required and any changes shall take effect immediately), no change in respect of a new category of additional reserves shall take effect until the third (3rd) Business Day following delivery by Administrative Agent of written notification to Borrower of such new category (during which period Administrative Agent shall be available to discuss any such proposed new reserve category with Borrower and Borrower may take such action as may be required to eliminate the event, condition or matter that is the basis for such new category).

Exhibit 10.1

“Borrowing Base” means, on any date of determination, an amount equal to the lesser of (a) the Aggregate Commitments; or (b) the sum, without duplication, of the following:
(i)    85% of the Value of Eligible Accounts, plus

(ii)	the lesser of (A) 80% of the Value of Eligible Unbilled Accounts or (B) $20,000,000, plus
(iii)    100% of the Eligible Pledged Cash, minus
(iv)     the Availability Reserve.
No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the ordinary course of business until completion of applicable field examinations satisfactory to Administrative Agent (which shall not be included in the limits provided in Section 6.10(b)).
“Cash Dominion Trigger Period” means the period (a) commencing on the day that (i) an Event of Default occurs, or (ii) Availability is less than the greater of (x) 12.5% of the Borrowing Base or (y) $9,375,000, and (b) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed and Availability has at all times exceeded the greater of (i) 12.5% of the Borrowing Base or (ii) $9,375,000.
“Financial Covenant Trigger Period” means the period (a) commencing on the day that Availability is less than the greater of 12.5% of the Borrowing Base or $9,375,000, and (b) continuing until, during each of the preceding 30 consecutive days, Availability has at all times exceeded the greater of 12.5% of the Borrowing Base or $9,375,000.
“LIBOR” means the per annum rate of interest (rounded up to the nearest 1/8th of 1%) determined by the Administrative Agent at or about 11:00 a.m. (London time) two Business Days prior to an Interest Period, for a term equivalent to such period, equal to the London interbank offered rate, or comparable or successor rate approved by the Administrative Agent, as published on the applicable Reuters screen page (or other commercially available source designated by the Administrative Agent from time to time); provided, that any comparable or successor rate shall be applied by the Administrative Agent, if administratively feasible, in a manner consistent with market practice; and provided further, that in no event shall LIBOR be less than 1.00%.
“LIBOR Successor Rate Conforming Changes” means with respect to any proposed LIBOR Successor Rate, any conforming changes to this Agreement, including changes to Base Rate, Interest Period, timing and frequency of determining rates and payments of interest and other administrative matters as may be appropriate, in the Administrative Agent's discretion, to reflect the adoption of such LIBOR Successor Rate and to permit its administration by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of

Exhibit 10.1

administration as the Administrative Agent determines in consultation with the Borrower). Such changes shall provide that the LIBOR Successor Rate cannot be less than 1.00% for purposes of this Agreement.
“Payment Conditions” means, in the case of Acquisitions, prepayments of Indebtedness and Restricted Payments, that no Default or Event of Default has occurred and is continuing or would result therefrom and the following:
(a)    with respect to Acquisitions and prepayments of Indebtedness (other than any reimbursement for the Make-Whole Payment), either:
(i)    Availability shall be higher than the greater of (A) 20% of the Borrowing Base and (B) $24,000,000, in each case on a pro forma basis for each day during the consecutive 30-day period immediately preceding such transaction and after giving effect thereto as though such Acquisition or prepayment of Indebtedness (and any Loans being requested to fund any part thereof) had been made on the first day of such 30-day period; or
(ii)    both (A) the Pro Forma Consolidated Fixed Charge Coverage Ratio after giving effect to such transaction shall be greater than 1.00 to 1.00 for the most recently reported Measurement Period, and (B) Availability shall be higher than the greater of (1) 15% of the Borrowing Base and (2) $11,250,000, in the case of this subclause (B) on a pro forma basis for each day during the consecutive 30-day period immediately preceding such transaction and after giving effect thereto as though such Acquisition or prepayment of Indebtedness (and any Loans being requested to fund any part thereof) had been made on the first day of such 30-day period;
(b)    with respect to Restricted Payments and any reimbursement for the Make-Whole Payment, either:
(i)    Availability shall be higher than the greater of (A) 22.5% of the Borrowing Base and (B) $27,000,000, in each case on a pro forma basis for each day during the consecutive 30-day period immediately preceding such Restricted Payment or such reimbursement for the Make-Whole Payment and after giving effect thereto as though such Restricted Payment or such reimbursement for the Make-Whole Payment (and any Loans being requested to fund any part thereof) had been made on the first day of such 30-day period; or
(ii)    both (A) the Pro Forma Consolidated Fixed Charge Coverage Ratio after giving effect to such transaction shall be greater than 1.00 to 1.00 for the most recently reported Measurement Period, and (B) Availability shall be higher than the greater of (1) 17.5% of the Borrowing Base and (2) $13,125,000, in the case of this subclause (B) on a pro forma basis for each day during the consecutive 30-day period immediately preceding such Restricted Payment or such reimbursement for the Make-Whole Payment and after giving effect thereto as though such Restricted Payment or such reimbursement for the Make-Whole Payment (and any Loans being requested to fund any part thereof) had been made on the first day of such 30-day period.
(c)    in any case under (a) or (b) above, delivery to Administrative Agent at least three (3) Business Days and not more than five (5) Business Days prior to

Exhibit 10.1

the date of the proposed Acquisition, prepayment of Indebtedness, Restricted Payment or any reimbursement for the Make-Whole Payment of a certificate of the Borrower signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower giving notice of the intent to consummate such Acquisition, prepayment of Indebtedness, Restricted Payment or such reimbursement for the Make-Whole Payment and certifying compliance with the applicable foregoing conditions (including calculations of Availability for the applicable days and, if applicable, of the Pro Forma Consolidated Fixed Charge Coverage Ratio).
“Swing Line Sublimit” means, with respect to each Swing Line Lender, an amount equal to the lesser of (a) such Lender’s Commitment or (b) the Total Swing Line Sublimit. The Swing Line Sublimits are part of, and not in addition to, the Aggregate Commitments.
“Total Swing Line Sublimit” means an amount equal to the lesser of (a) $7,500,000 and (b) the Aggregate Commitments. The Total Swing Line Sublimit is a part of, and not in addition to, the Aggregate Commitments.
(c)    Additional Mandatory Prepayment. Section 2.05 of the Credit Agreement is hereby amended to add a new clause (c) to read as follows:
(c)    Mandatory Prepayment of Consolidated Cash Balance. If any Excess Cash exists as of the last Business Day of any week when any Revolving Credit Loans are outstanding (other than the proceeds of a Revolving Credit Borrowing that will be used within three (3) Business Days of such Revolving Credit Borrowing for the purposes set forth on the Request for Credit Extension (as certified by Borrower in such Request for Credit Extension)), Borrower shall, no later than two (2) Business Days after such last Business Day of such week, prepay the Revolving Credit Loans in an aggregate principal amount equal to the lesser of the unpaid principal balance of the Revolving Credit Loans and the amount of such Excess Cash (provided that no such prepayment need be made under this Section 2.05(c) if the amount thereof would be less than $1,000,000). Each prepayment of Revolving Credit Loans pursuant to this Section 2.05(c) shall be applied to certain Revolving Credit Borrowings specified by the Borrower and shall be applied ratably to the Revolving Credit Loans included in such prepaid Revolving Credit Borrowings.
(d)    Request for Increase in Commitments. Section 2.14(a) of the Credit Agreement is hereby amended (i) to replace the reference to “$50,000,000” therein to “$25,000,000” and (ii) to replace the reference to “$10,000,000” therein to “5,000,000”.
(e)    Conditions to all Credit Extensions. Section 4.02 of the Credit Agreement is hereby amended to add a new clause (d) to read as follows:
(d)    The Consolidated Cash Balance, after giving pro forma effect to (i) such proposed Credit Extension, and (ii) any proceeds of a Revolving Credit Borrowing that will be used within three (3) Business Days of such Revolving Credit Borrowing for the purposes set forth on the Request for Credit Extension, shall not exceed the Consolidated Cash Balance Threshold.

Exhibit 10.1

(f)    Commitments and Applicable Percentages. The “Commitments and Applicable Percentages” table set forth on Schedule 1.01 to the Credit Agreement is amended and restated in its entirety as set forth on Schedule 1 attached hereto.
3.    Conditions to Effectiveness. This Amendment shall become effective as of the date first written above only upon satisfaction in full (or written waiver, including in the form of an email, by the Administrative Agent) of the following conditions precedent to the satisfaction of Administrative Agent and the Lenders (the “Amendment Effective Date”):
(a)    Delivery of Documents. Administrative Agent shall have received on or before the Amendment Effective Date the following, each dated the Amendment Effective Date, unless indicated otherwise:
(i)    this Amendment, duly executed by the Borrower, the Guarantors, Administrative Agent and the Required Lenders;
(ii)    a certificate, in form and substance reasonably satisfactory to Administrative Agent, from a Responsible Officer of the Borrower certifying as to the representations and warranties set forth in Sections 4(a), (b) and (e);
(iii)    a certificate of each Loan Party certifying (A) that there has been no change to the Loan Parties’ Organization Documents since the Closing Date (or otherwise attaching such changed Organization Documents or resolutions) and (B) resolutions authorizing execution and delivery of this Amendment and the other transactions contemplated hereunder; and
(iv)    good standing certificates of each Loan Party, issued by the Secretary of State or other appropriate official of such Loan Party’s jurisdiction of organization;
(b)    Fees and Expenses. The Borrower shall have paid all fees and expenses to Administrative Agent incurred on or prior to the Amendment Effective Date that are required to be paid under the Loan Documents, including all invoiced fees and expenses of Administrative Agent’s legal counsel.
4.    Representations and Warranties. The Borrower hereby represents and warrants to Administrative Agent and Lenders as follows:
(a)    Representations and Warranties. After giving effect to this Amendment, the representations and warranties herein, in Article V of the Credit Agreement and in each other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date (except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case, such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date).
(b)    No Default. No Default or Event of Default has occurred and is continuing as of the Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

Exhibit 10.1

(c)    Authorization, Etc. Each Loan Party is duly authorized to execute, deliver and perform this Amendment and each other Loan Document to which it is a party. The execution, delivery and performance of the Loan Documents, as amended hereby, have been duly authorized by all necessary action, and do not (i) contravene the terms of any Loan Party’s Organization Documents; (ii) conflict with or result in any breach or contravention of, under, or require any payment to be made under any Contractual Obligation to which a Loan Party is a party or affecting a Loan Party or the properties of a Loan Party or any of its Restricted Subsidiaries, except for conflicts, breaches or contraventions that could not reasonably be expected to result in a Material Adverse Effect, (iii) violate any Law or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which a Loan Party or its property is subject; or (iv) result in the creation or imposition of any Lien on any property of the Borrower or any Restricted Subsidiary except Liens created under the Loan Documents.
(d)    Enforceability of Loan Documents. This Amendment is, and each other Loan Document to which any Loan Party is a party, is, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
(e)    Governmental Approvals. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Amendment or any other Loan Document.
(f)    Indenture Compliance.  Neither the execution or performance of this Amendment, nor the consummation of any of the Specified Transactions, violates any of the terms of the Senior Notes Indenture, including Sections 3.2 and 3.3 thereof, or any of the other Senior Notes Documents.
5.    Continued Effectiveness of the Credit Agreement and Other Loan Documents. Each Loan Party hereby (a) acknowledges and consents to this Amendment, (b) confirms and agrees that the Credit Agreement and each other Loan Document to which it is a party, in each case, to the extent amended hereby, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Amendment Effective Date, all references in any such Loan Document to the “Credit Agreement”, the “Agreement”, “thereto”, “thereof’, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment, and (c) confirms and agrees that, to the extent that any such Loan Document purports to assign or pledge to Administrative Agent, for the benefit of it and the Lenders, or to grant to Administrative Agent, for the benefit of it and the Lenders, a security interest in or Lien on any Collateral as security for the Obligations of the Loan Parties from time to time existing in respect of the Credit Agreement and the other Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects. This Amendment does not and shall not affect any of the obligations of the Loan Parties, other than as expressly provided herein, including, without limitation, the Loan Parties’ obligations to repay the Loans in accordance with the terms of the Credit Agreement or the obligations of the Loan Parties under any Loan Document to which they are a party, all of which obligations, as amended hereby, shall remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Administrative Agent

Exhibit 10.1

or any Lender under the Credit Agreement or any other Loan Document nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document.
6.    No Novation. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby.
7.    No Representations by Administrative Agent or Lenders. Each Loan Party hereby acknowledges that it has not relied on any representation, written or oral, express or implied, by Administrative Agent or any Lender, other than those expressly contained herein, in entering into this Amendment.
8.    Further Assurances. The Loan Parties shall execute any and all further documents, agreements and instruments, and take all further actions, as may be required under any applicable Law or as Administrative Agent may reasonably request, in order to effect the purposes of this Amendment.
9.    Miscellaneous.
(a)    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.
(b)    Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
(c)    UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AMENDMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES THAT WOULD SELECT THE LAWS OF A DIFFERENT STATE EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.
(d)    Each Loan Party hereby acknowledges and agrees that this Amendment constitutes a “Loan Document” under the Credit Agreement.
(e)    Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
[Remainder of page intentionally left blank.]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date set forth on the first page hereof.
BORROWER:

BASIC ENERGY SERVICES, INC., a Delaware corporation

By:	/s/ Keith L. Schilling
Name:	Keith L. Schilling
Title:	President and Chief Executive Officer

Exhibit 10.1

GUARANTORS:

Basic Energy Services GP, LLC
Basic Energy Services LP, LLC
Basic ESA, Inc.
SCH Disposal, L.L.C.
Taylor Industries, LLC
AGUA LIBRE HOLDCO LLC
AGUA LIBRE ASSET CO LLC
AGUA LIBRE MIDSTREAM LLC

By:	/s/ Keith L. Schilling
Name:	Keith L. Schilling
Title:	President and Chief Executive Officer

BASIC ENERGY SERVICES, L.P.
By: Basic Energy Services GP, LLC, its General Partner

By:	/s/ Keith L. Schilling
Name:	Keith L. Schilling
Title:	President and Chief Executive Officer

C&J Well Services, Inc., a Delaware corporation

By:	/s/ Keith L. Schilling
Name:	Keith L. Schilling
Title:	President and Chief Executive Officer

KVS Transportation, Inc., a California corporation

By:	/s/ Keith L. Schilling
Name:	Keith L. Schilling
Title:	President and Chief Executive Officer

INDIGO INJECTION #3, LLC, a Texas limited liability company

By:	/s/ Keith L. Schilling
Name:	Keith L. Schilling
Title:	President and Chief Executive Officer

Exhibit 10.1

ADMINISTRATIVE AGENT AND LENDERS:
BANK OF AMERICA, N.A., as Administrative Agent, a Lender, an L/C Issuer and Swing Line Lender

By:	/s/ Hance VanBeber
Name:	Hance VanBeber
Title:	Sr. Vice President

Exhibit 10.1

UBS AG, STAMFORD BRANCH, as a Lender and a L/C Issuer

By:	/s/ Darlene Arias
Name:	Darlene Arias
Title:	Director

By:	/s/ Anthony Joseph
Name:	Anthony Joseph
Title:	Associate Director

Exhibit 10.1

PNC BANK NATIONAL ASSOCIATION, as a Lender and a L/C Issuer

By:	/s/ Anita Puligundla
Name:	Anita Puligundla
Title:	Senior Vice President

Exhibit 10.1

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Dan Clubb
Name:	Dan Clubb
Title:	SVP

Exhibit 10.1

SIEMENS FINANCIAL SERVICES, INC., as a Lender

By:	/s/ Mark Schafer
Name:	Mark Schafer
Title:	Vice President

By:	/s/ Maria Levy
Name:	Maria Levy
Title:	Vice President

Exhibit 10.1

Schedule 1
SCHEDULE 1.01
COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Revolving Credit Commitment	Revolving Credit Applicable Percentage
Bank of America, N.A.	$26,250,000.00	35.00000000%
PNC Bank National Association	$25,000,000.00	33.33333333%
UBS AG, Stamford Branch	$9,375,000.00	12.50000000%
Siemens Financial Services, Inc.	$9,375,000.00	12.50000000%
Texas Capital Bank, National Association	$5,000,000.00	6.66666667%
TOTAL	$75,000,000.00	100.000000000%